Exhibit 2.1

UNIT PURCHASE AGREEMENT

dated as of December 13, 2006

among

CPG INTERNATIONAL I INC.

and

CHRISTOPHER BARDASIAN, KEVIN SLOAN, AND LARRY SLOAN

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT is dated as of December 13, 2006 (this “Agreement”) among CPG International I Inc., a Delaware corporation (the “Buyer”), and Christopher Bardasian, Kevin Sloan, and Larry Sloan (each a “Seller” and together, the “Sellers”).

RECITALS

WHEREAS, the Sellers own all of the membership interests (the “Units”), of Pro-Cell, LLC, an Alabama limited liability company (the “Company”);

WHEREAS, immediately following the Closing, each of the Sellers will contribute to CPG International Holdings I LP, a Delaware Limited Partnership (“Parent”) that number of Units as set forth in the Contribution Agreement (the “Transferred Units”), and whereas Parent shall contribute such interests to CPG International Inc., a Delaware Company and a wholly owned subsidiary of Parent; and

WHEREAS, the Sellers desire to sell all of the Units in the Company other than the Transferred Units (the “Sale Units”) to the Buyer, and the Buyer desires to purchase the Sale Units from the Sellers, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1  Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Affiliate” means as to any Person (a) any Person which directly or indirectly controls, is controlled by, or is under common control with such Person, and (b) any Person who is a director, officer, partner or principal of such Person or of any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, (i) “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting stock, by contract or otherwise and (ii) an “Affiliate” of an individual will be his spouse, children, parents and siblings and his spouse’s, parents and siblings.

“Americhem Change of Control Agreement” means the change of control agreement, dated April 1, 2006 among Americhem Inc., the Company and the Sellers.

“Americhem Earn-Out Amount” means the amount set forth in Section 2.1(b)(i)-(vi), as applicable.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Approved Capex” means the capital expenditures set forth on Schedule 1.1 in the amounts set forth thereon.

“Assumed Indebtedness and Americhem Amount” means (i) all Indebtedness of the Company existing as of the Closing and (ii) the Initial Americhem Amount.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an employee pension benefit plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an employee pension benefit plan, (c) qualified defined benefit retirement plan or arrangement which is an employee pension benefit plan, (d) employee welfare benefit plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, restricted stock, performance award, severance pay, employment, change in control, vacation pay, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, and whether written or oral, funded or unfunded, under which any present or former director, officer, consultant, independent contractor or employee of the Company has any present or future right to benefits sponsored or maintained, or in the case of (a) through (e), sponsored or maintained by the Sellers, the Company or any ERISA Affiliate.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution Agreement” means a contribution agreement in the form attached as Exhibit A.

“date hereof” and “date of this Agreement” means the date first written above.

“Encumbrance” means any and all liens, encumbrances, charges, mortgages, options, pledges, restrictions on transfer, security interests, hypothecations,

easements, rights-of-way or encroachments of any nature whatsoever, whether voluntarily incurred or arising by operation of law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with the Company within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under “common control” with the Company, within the meaning of Section 4001(a)(14) of ERISA.

“Financial Statements” means (i) the reviewed balance sheet of the Company for the fiscal years ended December 31, 2004 and December 31, 2005 (the “2005 Financial Statements”) including the notes thereto, and the reviewed statements of income and retained earnings, stockholders’ equity and cash flow for the period ended December 31, 2004 and December 31, 2005, (ii) the unaudited balance sheet of the Company as of October 31, 2006 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company for the ten (10) months ended October 31, 2006 (the “Interim Financial Statements”).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United State of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IRS” means the United States Internal Revenue Service.

“Indebtedness” means, of any Person, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) obligations under any interest rate, currency or other currency hedging agreement, (iv) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing, (v) all capitalized lease obligations as determined under GAAP, (vi) all obligations in respect of purchase money obligations for the acquisition of equipment and fixed assets, but in no event including trade payables in the ordinary course of business, (vii) all obligations secured by an Encumbrance on any property or asset owned by such Person regardless of whether the obligations secured thereby shall have been assumed by that Person or are non-recourse to the credit of that Person, (viii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (ix) all guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (viii) above, and (x) for clauses (i) through (ix) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments or contractual charges associated with the repayments of such Indebtedness on the Closing Date. For the avoidance of doubt, Indebtedness shall not include any Indebtedness incurred in connection with Approved Capex or, to the extent in excess of the amount of Approved Capex, authorized by Buyer in writing.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Initial Americhem Amount” means all amounts payable to Americhem, Inc. at Closing under the Americhem Change of Control Agreement

“Interim Balance Sheet” shall have the meaning as set forth in the definition of Financial Statements.

“Interim Financial Statements” shall have the meaning as set forth in the definition of Financial Statements.

“knowledge of the Company” or “knowledge of the Sellers” or any similar phrase means the actual knowledge of each of the Sellers after reasonable inquiry.

“Material Adverse Effect” means a material adverse effect on the business, results of operations, properties or assets of the Company; provided, however, that “Material Adverse Effect” shall not include the impact on such business, results of operations, properties or assets arising out of or attributable to (except, in the case of clauses (i), (ii), or (iii) below to the extent disproportionately affecting the Company relative to all other Persons operating in the same industries as the Company taken as a whole): (i) conditions or effects that generally affect the industries in which the Company operates, (ii) general economic conditions affecting the United States, (iii) effects arising from changes in laws or GAAP after the date hereof, (iv) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby, (v) effects related to the Company’s compliance with and performance of the terms and conditions of this Agreement or any other agreement entered into in connection herewith, or (vi) any acts of war, other hostilities or terrorism involving the United States.

“Multiemployer Plan” has the meaning set forth in Sections 3(37) or 4001(a)(3) of ERISA.

“Net Revenues” means the sales of the Company of composite decking, decking related trim/rail and specialty Kvaerner extrusions and all other products and services sold as of the date of this Agreement by the Company, calculated as the sum of all invoiced sales, plus reimbursable shipping charges, and less any royalties or similar payments.

“Parent Units” means Class A Units of Parent, as defined in the agreement of Limited Partnership of Parent.

“Permitted Encumbrances” means, (i) Encumbrances for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) mechanics’, workmens’, repairmens’, warehousemens’, carriers’ or other like Encumbrances arising in the ordinary course of business of the Company, (iii) Encumbrances to be removed prior to or at Closing, (iv) the Encumbrances set forth on Schedule 1.2; (v) other Encumbrances which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby and (vi) any Encumbrances incurred in connection with any Indebtedness that Buyer elects not to pay-off at Closing.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Pre-Closing Tax Period” means any tax period (or the portion of any Straddle Period) ending on or prior to the Closing Date.

“Proceeding” means any action, suit, litigation, arbitration, proceeding, hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Real Property Option” means the Lease Extension and Purchase Option Agreement, in the form attached hereto as Exhibit B.

“Representatives” means any director, officer, agent, employee, general partner, member, stockholder, advisor or representative of such Person.

“Return” means with respect to a specified amount, interest thereon at 7.5% per annum, calculated from the Closing Date to the actual date the specified amount is paid.

“Straddle Periods” In the case of any taxable period that includes (but does not end on) the Closing Date: (1) the amount of any Taxes of the Company based on or measured by income or receipts for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date, provided that exemptions, allowances, credits or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing

Date in proportion to the number of days in each period and (2) the amount of other Taxes of the Company for the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period prior to and including the Closing Date and the denominator of is the number of days in the Straddle Period.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Tax” or “Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, unclaimed or abandoned property, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and, in each instance, such term shall include any interest, penalties or additions to tax attributable to any such Tax or requirement to report information with respect thereto and in each instance shall include any liability for Taxes of any other Person in respect of any items described by contract, as a transferee or successor to another Person, under U.S. Treasury Reg. Section 1.1502-6 or analogous state, local or foreign provisions or otherwise.

“Third Party Claim” means any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder which is asserted by a third party.

1.2	Interpretive Provisions. Unless the express context otherwise requires:

(a)   the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)	the terms “dollars” and “$” mean United States Dollars;

(d)   references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)   wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)    references herein to any gender shall include each other gender;

(g)   references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)   references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)    references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)    with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)   references herein to any law or any license mean such law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(l)    references herein to any law shall be deemed also to refer to all rules and regulations promulgated thereunder; and

(m)   whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

ARTICLE 2

PURCHASE PRICE AND EARN OUT CONSIDERATION

2.1	Purchase and Sale of the Sale Units.

(a)   Upon the terms and subject to the conditions herein, at the Closing, the Sellers shall sell, transfer and deliver (or cause to be sold, transferred and delivered) to the Buyer, and the Buyer shall purchase the Sale Units, for an aggregate purchase price of (i) $51,210,000 less the Company Expenses, less the Assumed Indebtedness and Americhem Amount, (the “Cash Purchase Price”) in cash paid at Closing plus (ii) the Cash Earn Out Consideration (if any) payable as described in Section 2.1(c) below, plus (iii) the Tax Payment Consideration (if any) as payable as described in Section 2.1(e).

(b)   “ Cash Earn Out Consideration” means a one-time cash payment to the Sellers, payable on the later of January 1, 2008 and 5 Business Days’ after the completion of the CPG International, Inc. audit for the year ending December 31, 2007, calculated as follows:

If the Net Revenues for the year ending December 31, 2007 are:

(i)           at least $45,000,000 and less than $50,000,000, then the Sellers shall receive an additional $605,000 plus the Return thereon, of which $155,000 (plus the Return thereon) shall be the Americhem Earn-Out Amount;

(ii)          at least $50,000,000 and less than $55,000,000, then the Sellers shall receive an additional $3,355,000 plus the Return thereon, of which $655,000 (plus the Return thereon) shall be the Americhem Earn-Out Amount;

(iii)         at least $55,000,000 and less than $70,000,000, then the Sellers shall receive an additional $6,105,000 plus the Return thereon, of which $1,155,000 (plus the Return thereon) shall be the Americhem Earn-Out Amount;

(iv)         at least $70,000,000 and less than $75,000,000, then the Sellers shall receive an additional $6,605,000 plus the Return on $6,105,000 thereof, of which $1,655,000 (plus the Return on $1,155,000 thereof) shall be the Americhem Earn-Out Amount;

(v)          at least $75,000,000 and less than $80,000,000, then the Sellers shall receive an additional $6,855,000 plus the Return on $6,105,000 thereof , of which $1,905,000 (plus the Return on $1,155,000) shall be the Americhem Earn-Out Amount; or

(vi)         at least $80,000,000, then the Sellers shall receive an additional $7,105,000 plus the Return on $6,855,000 thereof, of which $2,155,000 (plus the Return on $1,155,000 thereof) shall be the Americhem Earn-Out Amount.

(c)	Reserved.

(d)   Americhem Earn-Out Amount. Any Payment made by Buyer to the Sellers under 2.1(b)(i)-(vi) above shall be reduced by the applicable Americhem Earn-Out Amount as stated therein. The Buyer shall cause the Company to pay the applicable Americhem Earn-Out Amount as described in Section 2.1(b)(i)-(vi) directly to Americhem, Inc. on the same date the Cash Earn Out Consideration is paid to the Sellers. The Americhem Earn-Out Amount shall be paid in cash.

(e)   The “Tax Payment Consideration” shall mean excess payments of cash, to be paid by the Buyer to the Sellers in the amount equal to the difference (if any) of (A) the lesser of (i) $1,600,000 and (ii) 38.25% of the amount of the ordinary taxable income of the Company and 18.25% of the taxable capital gain of the Company reported on the 2006 and 2007 IRS Form 1065 of the Company and allocated to Sellers over (B) the amount of cash distributed to the Sellers pursuant to clause (i) of Section 7.9.

Such amount shall be paid by the Buyer on the date of the filing of the 2006 and 2007 IRS Form 1065, as applicable.

(f)    At least five (5) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a good faith estimate of (i) the amount of Assumed Indebtedness and Initial Americhem Amount, (ii) the amount of Terminated Indebtedness, (iii) the amount of Company Expenses, (iv) the amount of Approved Capex actually funded out of the Company’s available cash and (v) the amount of cash distributed, or to be distributed on the Closing Date, under Section 7.9 and the other information required by Section 7.9.

(g)   All amounts to be paid to the Sellers under this Agreement will, unless otherwise agreed, be paid one-third to each of them.

2.2          Transactions to be Effected at the Closing. At the Closing, the following transactions shall be effected by the parties:

(a)	Reserved.

(b)   the Buyer shall pay to the Sellers by wire transfer of immediately available funds to a bank account designated in writing by the Sellers (such designation to be made at least two (2) Business Days prior to the Closing Date), the Cash Purchase Price;

(c)   the Buyer shall deliver to the Company by wire transfer of immediately available funds to such bank account of the Company designated in writing by the Company (such designation to be made at least two (2) Business Days prior to the Closing Date) an amount sufficient to pay the Company Expenses, plus the Initial Americhem Amount, plus an amount equal to the Indebtedness of the Company being paid off at Closing (the “Terminated Indebtedness”), each as specified under Section 2.1(f), and in each case at the Closing, the Company shall issue to the Buyer that number of Units equal in value to the amount contributed to the Company under this Section 2.2(c).

(d)   the Buyer shall cause the Company to pay the Company Expenses as specified under Section 2.1(f); and

(e)   the Buyer shall cause the Company to pay the Initial Americhem Amount and Terminated Indebtedness as specified under Section 2.1(f).

ARTICLE 3

THE CLOSING

3.1  Closing; Closing Date. The closing of the sale and purchase of the Sale Units contemplated hereby (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, LLP, at 10:00 a.m. local time, on the second (2nd) Business Day after the date that all of the conditions to the Closing set forth in Articles 8 and 9

(other than those conditions which, by their terms, are to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the Sellers and the Buyer may agree in writing; provided that the Closing shall not occur prior to January 1, 2007. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants, for himself only, to the Buyer, as follows:

4.1  Binding Obligations. The Seller has full power and authority or legal capacity, as applicable, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and assuming that this Agreement constitutes the legal, valid and binding obligations of the Buyer, constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

4.2  No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Seller and performance by such Seller of his obligations hereunder (i) except as set forth on Schedule 4.2, do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any material agreement or instrument to which the Seller is a party or by which he is bound or to which his properties are subject, and (ii) assuming compliance with the applicable requirements under the HSR Act, do not violate any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Seller or any of his properties.

4.3  No Governmental Authorization Required. Except for applicable requirements of the HSR Act or similar foreign competition or Antitrust Laws or as otherwise set forth in Schedule 4.3, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Seller in connection with the due execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby.

4.4  The Sale Units. Schedule 4.4 sets forth the Seller’s record and beneficial percentage interest and Units of the Company’s membership interests. The Seller has good and valid title to the Units, free and clear of all Encumbrances, except Encumbrances on transfer imposed under applicable securities laws. Assuming the Buyer has the requisite power and authority to be the lawful owner of such Units, upon delivery to the Buyer at the Closing of certificates representing the Units, duly endorsed by the Seller for transfer to the Buyer, and upon receipt of the Cash Purchase Price by the Seller, good and valid title to the Sale Units will pass to the Buyer, free and clear of any Encumbrances, other than those arising from acts of the Buyer or its Affiliates and Encumbrances on transfer imposed under applicable securities laws. Except as set forth in the Company’s organizational documents, the Units are not subject to any contract restricting or otherwise relating to the voting, dividend rights, transfer or other disposition of such Units.

4.5  Litigation. There is no claim, action, suit, investigation or legal proceeding pending or, to the knowledge of the Seller, threatened against the Seller, before any Governmental Authority which seeks to prevent, enjoin, alter or materially delay the Seller from consummating the transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SELLERS ON BEHALF OF THE COMPANY

5.1	Reserved.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows:

6.1  Organization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with requisite corporate power and authority to own its properties and carry on its business in all material respects as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to materially impair the Buyer’s ability to effect the transactions contemplated hereby.

6.2  Binding Obligation. The Buyer has all requisite corporate authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer. This Agreement has been duly executed and delivered by the Buyer and, assuming that this Agreement constitutes the legal, valid and binding obligations of the Sellers and the Company, constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

6.3  No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Buyer and performance by the Buyer of its obligations hereunder (i) do not result in any violation of the charter or by-laws or other constituent documents of the Buyer, and (ii) except as set forth on Schedule 6.3, do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any indenture, mortgage or loan or any other agreement or instrument to which the Buyer is a party or by which it is bound or to which its properties may be subject, and (iii) assuming compliance with the applicable requirements under the HSR Act, do not violate any existing applicable law, rule, regulation, judgment, order or decree or any Governmental Authority having jurisdiction over the Buyer or any of its properties.

6.4  No Authorization or Consents Required. Except for applicable requirements under the HSR Act or similar foreign competition or Antitrust Laws or as otherwise listed in Schedule 6.4, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person will be required to be obtained or made by the Buyer in connection with the due execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to effect the transactions contemplated hereby.

6.5  Brokers. Other than Findus Partners and AEA Investors, LLC, no broker, finder or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Buyer or any action taken by the Buyer.

6.6  Sufficient Funds. As of the Closing Date, assuming the funds contemplated by the Commitment Letters (the “Commitment Letters”) attached hereto as Exhibit C, are made available to Buyer (the “Debt Financing”), the Buyer will have, sufficient cash in immediately available funds to pay the amounts set forth in Section 2.2 hereof which are required to be paid by Buyer and all of its fees and expenses in order to consummate the transactions contemplated by this Agreement.

6.7  Litigation. There is no claim, action, investigation or legal proceeding pending or to the knowledge of the Buyer, threatened against the Buyer or any material portion of its properties or assets before any Governmental Authority or involving the Buyer that, individually or in the aggregate, would reasonably be expected to materially impair the Buyer’s ability to effect the transactions contemplated hereby.

6.8  Investment Purpose. The Buyer will be purchasing the Sale Units for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws. The Buyer acknowledges that the sale of the Sale Units hereunder has not been registered under the Securities Act of 1933 and the rules promulgated thereunder, as amended or any state securities laws, and that the Sale Units may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

ARTICLE 7

COVENANTS

Unless this Agreement is terminated pursuant to ARTICLE 10, the parties hereto covenant and agree as follows:

7.1  Conduct of Business of the Company. Except as set forth in Schedule 7.1, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE 10, (i) (x) the Sellers will cause the Company to conduct its business and operations in the ordinary course consistent with past practice (including, without limitations, maintaining normal inventory levels), and (y) the Sellers will cause the Company to use its reasonable best efforts to maintain its limited liability company existence, preserve intact its material business relationships and goodwill with customers, suppliers and distributors, and keep available the services of its officers and key employees and (ii) without the prior written consent of the Buyer, the Company shall not undertake any of the following actions:

(a)   issue, sell or pledge or otherwise encumber, or authorize or propose the issuance, sale, pledge or encumbrance of any securities in respect of, in lieu of, or in substitution for membership interests of the Company;

(b)   adopt any amendment to the Company’s limited liability company agreement;

(c)   incur any Indebtedness other than pursuant to its existing debt instruments or repay, prepay or otherwise reduce the amount of its Indebtedness outstanding on the date hereof, except as required by the terms thereof as in effect on the date of this Agreement; provided, that the Company may incur Indebtedness in connection with Approved Capex;

(d)   (i) increase the rate or terms of compensation or benefits of any of its directors, officers or other employees, or pay any bonus or other amount to any director, officer or employee, except as may be required under existing employment agreements or such merit raises or increases in benefits, in each case (x) in the ordinary course of business consistent with past practice to the base salary or wages of employees of the Company who are not officers, senior managers or directors, or (y) as required by applicable law, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any Company Benefit Plan to any director, officer or employee, whether past or present, (iii) enter into, adopt or amend (except to comply with applicable law) any employment, bonus, severance or retirement contract or adopt any employee benefit plan, or (iv) hire any officer or director;

(e)   sell, lease, license, transfer, abandon or otherwise dispose of, any of its property or assets other than the sale of inventory in the ordinary course of business;

(f)   make any loans, advances or capital contributions, except advances for travel and other normal business expenses, to officers and employees;

(g)   materially amend, terminate or enter into any contract or agreement of the type described in Section 5.9 or any Lease, (other than (i) bidding for and entering into contracts with customers or suppliers in the ordinary course of business consistent with past practice in an amount not exceeding $50,000 and (ii) terminations of contracts and Leases as a result of the expiration of the term of such contracts or Leases);

(h)   acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(i)    make any change in any method of accounting other than those required by GAAP;

(j)    change any Tax election or settle any Tax Proceeding, or file any amended Tax Return, in each case in a manner that would affect Buyer or the Company after the Closing Date;

(k)   plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or enter into negotiations for the purpose of making any amendments to any collective bargaining agreement;

(l)    enter into any transaction with any of the Sellers, any Affiliate of any of the Sellers or any other Affiliate of the Company except as set forth in Schedule 7.1(l);

(m)   fail to keep in force, cancel or reduce any insurance coverage other than with respect to any Company Benefit Plan in the ordinary course of business consistent with past practice;

(n)   compromise, settle or agree to settle any material suit, action, claim, proceeding or investigation (including any material suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise);

(o)   (i) make or agree to make any capital expenditure or expenditures, or enter into any agreements or arrangements providing for capital expenditures, in each case other than Approved Capex and those included in the Company’s capital expenditure plans set forth in Schedule 7.1(o), or (ii) enter into any new line of business outside of its existing business segments;

(p)   accelerate receipt of any of the Company’s accounts receivable or extend payment of the Company’s accounts payable;

(q)   cancel or waive any material claim or right pursuant to any Material Contract or Lease, or any other claim or rights that is individually in excess of $50,000;

(r)    cancel or reduce any of the Company’s insurance coverage;

(s)   pay, declare or make any distributions of cash or other property of the Company to any of the Sellers or any of their Affiliates, other than as contemplated by Section 7.9, or redeem or repurchase any Units of the Company; or

(t)	authorize, commit or agree to take any of the foregoing actions.

7.2  Access to Information; Confidentiality; Public Announcements.

(a)   During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the termination of the Agreement in accordance with ARTICLE 10, the Company, upon reasonable notice, shall give the Buyer and its authorized representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Company as the Buyer, or its authorized representatives, may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company. Notwithstanding the foregoing, neither the Buyer, nor any of its Representatives, may contact any customer or supplier of the Company without the prior consent of the Sellers, such consent not to be unreasonably withheld, and the Sellers shall have a right to participate in any conversations with any such customer or supplier.

(b)   Any information provided to or obtained by the Buyer or its authorized representatives pursuant to paragraph (a) above shall be “Evaluation Materials” (herein referred to as “Evaluation Material”) as defined in the Confidentiality Agreements, dated August 14 2006 and August 15, 2006, by and between the Company and the Buyer (collectively, the “Confidentiality Agreement”), and shall be held by the Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. The Confidentiality Agreement shall terminate on the Closing Date.

(c)   From and after the Closing, the Sellers and Sellers’ Affiliates and representatives shall hold any information relating to the Buyer, the Company and their respective Affiliates which is non-public in confidence, and shall not, directly or indirectly, disclose, publish, or otherwise make available any of such confidential information to the public or to any Person or use any of such confidential information for its own benefit or for the benefit of any other Person, other than the Buyer and its Affiliates; provided that the Sellers may disclose such confidential information if, but only to the extent, required by law; provided, however that in such case, such Sellers will provide the Buyer with prompt written notice thereof so that the Buyer may seek an appropriate protective order and/or waive the Sellers’ compliance with the provisions of this Agreement in respect thereof. Notwithstanding the foregoing, the Sellers may disclose and/or otherwise use such information (i) in connection with any litigation with the Buyer or any of its Affiliates and/or (ii) once such information is in the public domain through no fault of the Sellers.

(d)   No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is upon advice of counsel required by law, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

7.3	Filings and Authorizations; Consummation.

(a)   Upon the terms and subject to the conditions hereof, each of the Buyer and the Sellers shall use its or his commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the transactions contemplated hereby as promptly as practicable.

(b)   Each of the parties hereto shall, if required by applicable law, promptly but in any event no later than five (5) Business Days after the date of this Agreement, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all notifications and information required to be filed or supplied pursuant to the HSR Act. Each party hereto also agrees to request early termination of the applicable waiting period thereunder and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The Buyer acknowledges and agrees that it shall pay and shall be solely responsible for the payment of all filing fees for the filing under the HSR Act.

(c)   Each of the parties hereto, as promptly as practicable, shall make, or cause to be made, all other filings and submissions under laws, rules and regulations applicable to it, or to its Affiliates, as may be required for it to consummate the transactions contemplated herein and use its commercially reasonable efforts to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by it, or its subsidiaries or Affiliates, in order for it to consummate such transactions.

(d)   The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in paragraphs (b) and (c) above. The parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.

(e)   Each party hereto shall promptly inform the other parties of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement.

(f)     The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information from any Governmental Authority or other third party in respect thereof.

7.4  Further Assurances. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE 10, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Prior to the Closing, the Sellers shall, and shall cause the Company to, use their respective commercially reasonable efforts to assist Buyer in connection with Buyer’s efforts to obtain the Debt Financing, including (i) upon reasonable notice, participation in meetings, presentations, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing,(iii) as promptly as practical, furnishing Buyer and its Debt Financing sources with financial and other information regarding the Company as may be reasonably requested by Buyer (all such information, the “Required Information”), (iv) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Buyer, in each case at Buyer’s sole cost and expense and (v) executing and delivering, as of the Closing, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Buyer and otherwise reasonably facilitating the pledging of collateral. The Company will periodically update any such Required Information as reasonably requested to do so by the Buyer.

7.5  Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with ARTICLE 10, except for the transactions contemplated by this Agreement, the Sellers will not, and will cause the Company and its respective Representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion, contract, agreement, instrument, arrangement or understanding with any party, with respect to the sale of the Sale Units or all or substantially all the assets of the Company, or any merger, recapitalization or similar transaction with respect to the Company or its business. In the event of a failure by a party to perform its obligations under this Section 7.5, the non-breaching party shall be entitled to specific performance through injunctive relief to prevent breaches of the this Section 7.5 and to enforce specifically the provisions of this Section 7.5 in addition to any other remedy to which such party may be entitled, at law or in equity.

7.6  Employee Matters. Except as otherwise set forth in any “change in control” or similar agreement or instrument in effect as of the date hereof or as set forth in the Employment Agreements (as defined herein):

(a)   from and after the Closing Date until the first (1st) anniversary thereof, the Buyer shall, or shall cause the Company to, provide pension and welfare benefits (but not equity-based compensation) in the aggregate that are no less favorable to the employees of the Company than the employee benefits provided to the employees immediately prior to the Closing Date, provided, however, that except as otherwise set forth in any agreement (other than this Agreement) with any employee of the Company or applicable law, nothing herein shall preclude the Buyer or the Company from terminating the employment of any employee at any time on or after the Closing; and

(b)   except as specifically provided herein, the Buyer shall, and shall cause, service rendered by employees of the Company prior to the Closing Date to be taken into account for purposes of participation, coverage, vesting (but not for purposes of benefit accruals or early retirement subsidies under any defined benefit pension plan), as applicable, under all plans, programs, policies and arrangements related to pension and welfare benefits (but equity-based compensation plans) of the Buyer and its subsidiaries (including the Company) from and after the Closing Date, to the same extent as such service was taken into account under corresponding plans of the Company for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits. Without limiting the foregoing, employees of the Company will not be subject to any pre-existing condition or limitation under any health or welfare plan of the Buyer or its subsidiaries (including the Company) for any condition for which such employee would have been entitled to coverage under the corresponding plan of the Company in which such employee participated immediately prior to the Closing Date. The Buyer shall, and shall cause, such employees to be given credit under such plans for co-insurance payments made, and deductibles satisfied, prior to the Closing Date.

(c)   Notwithstanding anything to the contrary, employees of the Company shall not be considered third-party beneficiaries under this Agreement.

7.7	Non-compete.

(a)   Each Seller agrees that, in connection with the sale, assignment, conveyance, transfer, encumbrance or other disposition of the Sale Units owned by such Seller (the “Disposition”), he shall not:

(i)           during the period beginning on the date of this Agreement and ending on the fifth anniversary of the date of this Agreement (the “Non-Compete Period”), directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a stockholder, member, manager, director, officer, employee, partner or consultant with any for profit business, firm, entity or organization, that operates in the manufacture or sale of any products of the type produced by the Company on or prior to the Closing Date anywhere in the United States (each a “Competing Concern”); provided, however, the forgoing shall not prohibit any Subscriber from beneficially owning up to five percent (5%) of the outstanding equity securities of a publicly traded entity which are traded on a national securities exchange or the Nasdaq stock market; or

(ii)          during the Non-Compete Period, directly or indirectly, (x) contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person employed by the Company during the Non-Compete Period, without the prior written consent of the Company or (y) solicit or attempt to induce any customer or other business relation of the Company or any of its subsidiaries into any business relationship (including the termination or rescission of the relationship) which might materially harm the Company; provided, however, the prohibitions set forth in this subsection (ii) shall not prohibit the interviewing or hiring of any employee of the Company who first contacts the Sellers without prior solicitation, or who responds to an advertisement or general solicitation for employment such as one contained in a newspaper, trade magazine, or other publication of general solicitation.

(b)   The Sellers hereby acknowledge and agree that the covenants, restrictions and agreements of Section 7.7(a) are made in connection with the sale of the Company and the goodwill of the Company and are fair and reasonable.

(c)   Whenever possible each provision and term of Section 7.7(a) will be interpreted in a manner to be effective and valid, but if any provision or term of Section 7.7(a) is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of Section 7.7(a). If any of the covenants set forth in Section 7.7(a) are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against each Seller.

7.8	Post-Closing Operations of the Company.

(a)   The Sellers and Buyer acknowledge and agree that a portion of the consideration to be paid to the Sellers for the Sale Units is contingent upon the Company achieving the Net Revenue targets set forth in Section 2.1(b) for the one (1) year period ending December 31, 2007 (the “Earnout Period”) and that the efforts of the Sellers will be a significant factor in the Company’s ability to achieve the Net Revenue targets during the Earnout Period. In furtherance of the foregoing, the parties hereto agree that during the Earnout Period the Buyer shall not, and shall not cause the Company to (i) terminate the employment of any Seller other than for Cause (as defined in that Seller’s Employment Agreement). Notwithstanding any other provision of this Agreement, the Buyer agrees that it will take no action, and shall not cause any action to be taken, that is reasonably likely to adversely affect in any material respect the Company’s ability to meet any of the Net Revenue targets set forth in Section 2.1(b).

7.9  Cash Matters. No later than five (5) Business Days prior to Closing the Sellers shall provide to Buyer a statement setting forth the amount of cash and cash equivalents of the Company as of the Closing Date, the amount of Approved Capex actually spent in cash, the Company’s most recently available accounts payable, accounts receivable and inventory balances and shall make available such other information as Buyer shall reasonably request in connection therewith. Immediately prior to Closing, the company shall be permitted to distribute to the Sellers cash and cash equivalents up to an amount equal to (i) $1,600,000 plus (ii) 50% of the sum of (x) the amount of cash and cash equivalents of the Company in excess of $1,600,000 and (y) Approved Capex actually funded with available cash of the Company (the amount described in this clause (ii) being “Additional Cash”). If the Company has insufficient cash and cash equivalents to pay the Sellers the amount of Additional Cash, Buyer shall take such action as Sellers reasonably request (which may include making a loan to the Company to fund such shortfall) so that the Sellers shall receive in cash the Additional Cash. Notwithstanding the foregoing, or anything else in this agreement, the Company, after the date hereof and prior to Closing, shall be allowed to distribute on the date five (5) days prior to each due date for any estimated tax payments for tax years 2006 and 2007, an amount (not to exceed $1,600,000 million in the aggregate) equal to each Seller’s estimated tax liability with respect to the income of the Company for such taxable year, to be determined in good faith by Sellers (the “Tax Distributions”). Any Tax Distribution made pursuant to this Section shall reduce the amount in clause (i) of this Section accordingly.

7.10       Product Warranties. From and after the Closing, the Buyer shall not, and shall cause the Company not, to modify in any manner the Standard Warranty with respect to any products sold by the Company on or prior to the Closing Date.

7.11       Americhem Change of Control Agreement. From and after the Closing the Buyer shall not, and shall cause the Company not to, amend or otherwise modify the Americhem Change of Control Agreement in a manner that increases the Sellers’ potential liability thereunder pursuant to this Agreement without the prior written consent of the Sellers.

7.12       Personal Guaranties. The Buyer hereby agrees to use its commercially reasonable efforts to obtain, effective at Closing, (a) a release of Kevin

Sloan from all of his obligations under that certain Unlimited Continuing Guaranty Agreement by and between Kevin Sloan and Compass Bank, dated as of October 1, 2004 guaranteeing certain debt of the Company (b) a release of Larry Sloan from all of his obligations under that certain Unlimited Continuing Guaranty Agreement by and between Larry Sloan and Compass Bank, dated as of October 1, 2004 guaranteeing certain debt of the Company, (c) a release of the mortgage under the Leasehold Accommodation Mortgage and Security Agreement (Alabama) dated October 1, 2004 by and among the Company, North Alabama Property Leasing, Inc. and Compass Bank securing certain debt of the Company and (d) the release of any and all other liens, mortgage, guaranties and/or other obligations of Larry Sloan, Kevin Sloan and North Alabama Property Leasing, Inc. arising under or in connection with the Credit Agreement, dated October 1, 2004 by and between the Company and Compass Bank, in each case including, without limitation, entering into an agreement with Compass Bank pursuant to which the Buyer, or one or more of its Affiliates acceptable to Compass Bank, assumes the obligations of Kevin Sloan, Larry Sloan and North Alabama Property Leasing, Inc. under the Unlimited Continuing Guaranty Agreements and Leasehold Accommodation Mortgage and Security Agreement (Alabama) set forth above; provided, however, that if the Buyer can not obtain such releases on or prior to Closing, the Buyer shall repay at Closing, as Assumed Indebtedness, all amounts due to Compass Bank necessary to obtain such releases.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Buyer:

8.1	Representations and Warranties Accurate.

(a)   Each of the representations and warranties of the Sellers set forth in this Agreement (other than those referred to in Section 8.1(b) below) shall be true and correct in all respects (determined without regard to any materiality or “Material Adverse Effect” qualifier therein) as of the date hereof and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such breaches of representations and warranties (determined as aforesaid) that have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)   Each of the representations and warranties contained in Sections 4.1 and 4.4 shall be true and correct in all respects.

8.2  No Material Adverse Effect. No event, change, development, effect, circumstance or occurrence shall have occurred, since the date of this Agreement, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8.3  Performance. The Sellers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Closing Date.

8.4  Sellers’ Certificate. The Sellers shall have delivered to the Buyer a certificate dated as of the Closing Date, certifying the matters set forth in Sections 8.1 and 8.2.

8.5  FIRPTA Certificate. The Sellers shall have delivered a certification satisfactory to Purchaser from each Seller, issued pursuant to and in compliance with Treasury Regulation 1.1445-2(b)(2), dated as of the Closing Date, certifying that such Seller is not a foreign person.

8.6	HSR Act; Legal Prohibition.

(a)   With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act and any waiting periods or comparable periods under similar foreign competition or Antitrust Laws applicable to the transactions contemplated hereby shall have expired or been terminated.

(b)   On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement and no proceeding or lawsuit shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such injunction or order and no written notice shall have been received from any such Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

8.7          Payoff Letters. The Buyer shall have received payoff letters reasonably acceptable to it with respect to the payment of all Indebtedness set forth in Schedule 8.7, all Company Expenses and the amounts owed to Americhem, Inc. under the Americhem Change of Control Agreement as of the Closing Date, and the release of any Encumbrance related thereto.

8.8  Consents. The Company shall have obtained a consent/waiver under Section 11.4 of the License Agreement by and between the Company and Americhem, Inc. dated April 1, 2006 to continue the Company’s existing business relationship with Americhem, Inc., such consent/waiver to be on terms reasonably satisfactory to Buyer.

8.9  Employment Agreements. Each of Chris Bardasian, Kevin Sloan and Thomas Murphy, shall have executed and delivered an employment agreement in the form attached hereto as Exhibit D-1, D-2 and D-3 respectively (collectively, the “Employment Agreements”).

8.10          Ancillary Agreements. Sellers shall each have executed the Contribution Agreement, the Partnership Agreement (as defined in the Contribution Agreement), the Registration Rights Agreement, substantially in the form attached hereto as Exhibit E, the Partnership Agreement Side Letter, substantially in the form attached hereto as Exhibit F and Larry Sloan shall have executed the Real Property Option (collectively, the “Ancillary Agreements”).

8.11          Financing. The funds contemplated to be provided pursuant to the Debt Financing shall have been made available to Buyer substantially on the terms set forth in the Commitment Letters.

8.12          Contribution Agreement.         Each of the conditions to closing set forth in Sections 8 and 9 of the Contribution Agreement shall have been satisfied or waived.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

The obligation of the Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Sellers:

9.1  Representations and Warranties Accurate. The representations and warranties of the Buyer contained in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects on such earlier date).

9.2  Performance. The Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

9.3  Officer Certificate. The Buyer shall have delivered to the Company a certificate, signed by an executive officer of the Buyer, dated as of the Closing Date, certifying the matters set forth in Sections 9.1 and 9.2.

9.4  Other Agreements. The Buyer, Parent and/or Company, as applicable, shall have executed and delivered the Employment Agreements and the Ancillary Agreements.

9.5	HSR Act; Legal Prohibition.

(a)   With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act and any waiting periods or comparable periods under similar foreign competition or Antitrust Laws applicable to the transactions contemplated hereby shall have expired or been terminated.

(b)   On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement and no proceeding or lawsuit shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such injunction or order and no written notice shall have been received from any such Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

9.6  Contribution Agreement.  Each of the conditions to closing set forth in Sections 8 and 9 of the Contribution Agreement shall have been satisfied or waived.

9.7  Releases. The Buyer shall have delivered to the Sellers and North Alabama Property Leasing, Inc. evidence of each of the releases required under Section 7.12.

ARTICLE 10

TERMINATION

10.1       Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a)	by the mutual consent of the Buyer and the Sellers;

(b)   at the election of the Buyer or the Sellers, if the Closing Date shall not have occurred on or before February 2, 2007; provided, however, that the terminating party is able to deliver the certificate required to be delivered under Sections 9.3 and 8.4, as applicable, at the time of such termination;

(c)   if the Closing Date shall not have occurred on or prior to January 31, 2007, by the Sellers in the event all of the conditions to closing set forth in Article 8 (other than Section 8.11) have been satisfied or waived;

(d)   at the election of the Buyer or the Sellers if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable.

10.2       Survival After Termination. If this Agreement is terminated by the parties in accordance with Section 10.1 hereof, this Agreement shall become void and of no further force and effect; provided, however, that none of the parties hereto shall have any liability in respect of a termination of this Agreement, except that the provisions of

Section 7.2(b) (Confidential Information), Section 7.2(e) (Public Announcements), 10.3 (Maximum Recovery), ARTICLE 13, and all related definitions shall survive the termination of this Agreement; provided, that nothing herein shall relieve any party from any liability for any wilful breach of the provisions of this Agreement prior to the termination of this Agreement.

10.3          Maximum Recovery. In the event (a) the Sellers terminate this Agreement under Section 10.1(c) or (b) either party terminates this Agreement under Section 10.1(b) and all of the conditions to closing set forth in Article 8 (other than Section 8.11) have been satisfied or waived, then the Buyer shall pay to Sellers $750,000 multiplied by a fraction the numerator of which is the number of Sale Units and the denominator of which is the total number of Sale Units and Transferred Units. The fee shall be payable within 2 days after the date upon which this Agreement terminates as described above in this Section 10.3.

ARTICLE 11

TAXES

11.1	Allocation of Purchase Price.

(a)   Within ninety (90) days following the Closing Date, Buyer will prepare, or cause to be prepared, and deliver to each of the Sellers a statement of the fair market value of each of the Company’s assets, the sum of which when reduced by the Company’s liabilities shall equal the Purchase Price plus the value of the Transferred Units (the “Asset Fair Market Value”). The Asset Fair Market Value as so prepared by the Buyer shall be deemed accepted by the Sellers, unless Sellers shall send Buyer a written objection thereto within thirty (30) days following the Sellers’ receipt thereof. In the event that Sellers deliver a timely written objection as aforesaid and Buyer and Sellers are unable to resolve such objection within twenty (20) Business Days after Buyer is notified of Seller’s objection, the matters in dispute shall be submitted for final and binding determination to an accounting or valuation firm mutually satisfactory to Buyer and Sellers (the “Accounting Firm”). The Asset Fair Market Value, as proposed by the Company, shall be adjusted to reflect the resolution of any timely objections made thereto by Sellers in accordance with this Section 11.1 and the determinations of the Accounting Firm, which determinations will be binding absent manifest error or fraud. The Buyer, on the one hand, and the Sellers, on the other hand, shall each pay their own expenses of preparing and analyzing the Asset Fair Market Value and resolving objections thereto. The fees and expenses of the Accounting Firm used to resolve objections to the Asset Fair Market Value will be borne equally by Buyer, on the one hand, and the Sellers, on the other.

(b)   The Buyer, the Company, and the Sellers shall use the Asset Fair Market Value as determined under this Section 11.1 to (i) calculate and report the character of any gain or loss on the purchase and sale of the Units, including any report under Treasury Regulations Section 1.751-1(a)(3) and (ii) adjust the basis of the Company’s assets under Sections 743(b) and 755 of the Code. Each party agrees that it shall not take any position that varies from or is inconsistent with such valuation in any filing made by such party with the IRS or any other taxing authority, except to the extent an adjustment is required by the IRS or any other taxing authority.

11.2       Closing Tax Returns. The Buyer and the Sellers acknowledge and agree that for U.S. federal income tax purposes, the Company shall be considered terminated under Section 708(b)(1)(B) of the Code as a result of the sale of the Units to the Buyer and the Company’s taxable year shall end as of the Closing Date. Sellers shall prepare all federal, state and local income tax returns (including Schedule K-1 to IRS Form 1065) required to be filed by the Company for any period ending prior to or on the Closing Date (the “Closing Tax Returns”). The Closing Tax Returns shall be prepared in accordance with past practices unless otherwise required by applicable law. Buyer shall be entitled to review and comment on such Tax Returns, and such Tax Returns shall not be filed without the approval of the Buyer, not to be unreasonably withheld or delayed. The Company shall provide Sellers with such information, as Sellers shall reasonably request in order to prepare any Closing Tax Returns, including, without limitation, access to the books, records, files, ledgers, and other financial information of the Company.

11.3       Audits. Notwithstanding anything herein to the contrary, (i) the Sellers, at their expense, shall control all income tax Proceedings by any taxing authority for any taxable period ending on or before the Closing Date, provided however, that Buyer shall be have the right to participate in any such Proceedings at its own expense, and (ii) Buyer shall control all Tax Proceedings for any taxable period ending after the Closing Date; provided, that Sellers shall have the right, at their own expense, to participate in any such proceedings relating to any Straddle Period.

11.4       Tax Reporting. The Sellers and the Buyer shall not, and the Buyer shall not permit the Company to, take any position inconsistent with the form of the transactions set forth in this Agreement in any filing made by each such party with the IRS or any other taxing authority.

11.5       Section 754 Election. The Company shall make a valid election under Section 754 of the Code to adjust the basis of its assets in accordance with Section 743(b) of the Code for the Company’s taxable year that includes the Closing Date.

11.6       Survival of Tax Matters. The provisions of this Article XI shall survive the Closing.

ARTICLE 12

MISCELLANEOUS

12.1          Expenses. Except as expressly provided herein, all fees, costs, liabilities and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, that (i) all fees, costs, liabilities and expenses of the Company, the Sellers or any of their Affiliates related to the transactions contemplated by this Agreement and (ii) any transaction bonus, discretionary bonus, “stay-put” or other compensatory payments to be made to employees of the Company at Closing as a result of the execution of this Agreement or consummation of the transactions contemplated hereby or at the discretion of the Company (other than any payments due as a result of any, direct or indirect, action taken by the Buyer or any of its Affiliates from and after the Closing) shall be “Company Expenses” to the extent not paid prior to Closing.

12.2          Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

12.3          Entire Agreement. This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents, delivered pursuant to this Agreement and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

12.4          Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

12.5          Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by telecopier with receipt confirmed, or (iii) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to the Sellers or, prior to the Closing, the Company:

Pro-Cell, LLC

11746 Foley Beach Express

Foley, AL 36535

Fax: 682-518-7005

Attn: Chris Bardasian and Kevin Sloan

With a copy to:

Goodwin Procter LLP

599 Lexington Avenue

New York, NY 10022

Attention: Stuart Rosenthal, Esq. or Edward J. Braum, Esq.

Fax: (212) 355-3333

If to the Buyer or, after the Closing, to the Company:

CPG International I, Inc.

801 Corey Street

Scranton, PA 18505

Attention: John Loyack

Fax : (570) 558-8202

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Christopher Ewan, Esq.

Fax: (212) 859-4000

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 13.6.

12.6	Exhibits and Schedules.

(a)   No reference to or disclosure of any item or other matter in the schedules to this Agreement (the “Schedules”) shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Schedules. Certain agreements and other matters are listed in the Schedules for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they are not required to be listed by the terms of this Agreement. Reference to any document in the Schedules includes any amendment to such document, and does not purport to be complete and is qualified in its entirety by the document itself. The Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties contained in this Agreement and shall not in any way be deemed to expand the scope or effect of any such representations and warranties contained herein. Notwithstanding anything to the contrary contained in the Schedules or in this Agreement, the information and disclosures contained in each Schedule shall be deemed to be disclosed and incorporated by reference in each of the other Schedule as though fully set forth in such other Schedule (whether or not specific cross-references are made) on its face the significance of the disclosure is reasonably apparent on its face.

(b)   The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

12.7          Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

12.8          Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void. Notwithstanding the foregoing, the Buyer may, without the consent of the Sellers (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder and (c) assign its rights, but not its obligations, under this Agreement to any of its or its Affiliate’s financing sources (in any or all of such cases described in (a), (b) or (c), the Buyer shall remain responsible for the performance of all of its obligations hereunder).

12.9          No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement.

12.10       Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

12.11       Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

12.12       Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the New York, New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

12.13     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.14       Conveyance Taxes. The Sellers on the one hand, and Buyer on the other hand, each agree to pay half of all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement and the Sellers and the Buyer agree to jointly file all required change of ownership and similar statements. All costs and expenses incurred by the Buyer in excess of such half share related to the foregoing shall be promptly reimbursed by the Sellers.

12.15       Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

12.16       Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

CPG INTERNATIONAL I
By:	/s/ JOHN R. LOYACK
President

CHRISTOPHER BARDASIAN
By:	/s/ CHRISTOPHER BARDASIAN
Christopher Bardasian

KEVIN SLOAN
By:	/s/ KEVIN SLOAN
Kevin Sloan

LARRY SLOAN
By:	/s/ LARRY SLOAN
Larry Sloan